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Exhibit 3

ARTICLES OF AMENDMENT
TO THIRD RESTATED ARTICLES OF INCORPORATION
OF
ELECTRO SCIENTIFIC INDUSTRIES, INC.

    The name of the corporation is Electro Scientific Industries, Inc. (the "Corporation").

    Section 1 of Article III of the Second Restated Articles of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

  The aggregate number of shares which the corporation shall have authority to issue is one hundred one million 101,000,000 shares, divided into one hundred million (100,000,000) shares of common stock, without par value, and one million (1,000,000) shares of No Par Serial Preferred Stock, without par value.

    The amendment was adopted by the shareholders of the Corporation on September 22, 2000.

    Shareholder action was required to adopt the amendment. The shareholder vote was as follows:

Designation	Outstanding Shares	Number of Votes	Votes Cast For	Votes Cast Against
Common	26,997,552	23,731,369	19,840,058	3,634,449

    The person to contact about this filing is Steven H. Hull at (503) 294-9122.

Dated: September 29, 2000.	ELECTRO SCIENTIFIC INDUSTRIES, INC.
	By:	/s/ JOSEPH L. REINHART Joseph L. Reinhart Vice President and Secretary

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ARTICLES OF AMENDMENT TO THIRD RESTATED ARTICLES OF INCORPORATION OF ELECTRO SCIENTIFIC INDUSTRIES, INC.